Exhibit 3.121

ARTICLES OF MERGER

MERGER

OF

CARD ESTABLISHMENT SERVICES, INC.
AND
NABANCO MERCHANT SERVICES CORPORATION

INTO

NATIONAL BANCARD CORPORATION

The undersigned corporations, pursuant to Sections 607.1105 and 607.1107 of the Florida Business Corporation Act hereby execute the following Articles of Merger:

FIRST: The names of the corporations proposing to merge and the names of the states under the laws of which such corporations are organized are as follows:

Name of corporation	State of Incorporation

Card Establishment Services, Inc.	Delaware
NaBANCO Merchant Services Corporation	Delaware
National Bancard Corporation	Florida

SECOND: The laws of the state of Delaware under which each of Card Establishment Services, Inc. and NaBANCO Merchant Services Corporation is organized, permit such merger and each of Card Establishment Services, Inc. and NaBANCO Merchant Services Corporation is complying with those laws in effecting the merger.

THIRD: National Bancard Corporation, the domestic corporation, has complied with the applicable provisions of Sections 607.1101 - 607.1104 of the Florida Business Corporation Act and, as the surviving corporation of the merger, with Section 607.1105 of the Florida Business Corporation Act.

FOURTH: The plan of merger is attached as Exhibit A.

FIFTH: The effective date of the Articles of Merger shall be the 1st day of May, 1996.

SIXTH: The plan of merger was adopted by the shareholders of Card Establishment Services, Inc., on the 24th day of April, 1996, was adopted by the shareholders of NaBANCO Merchant Services Corporation on the 24th day of April, 1996, and was adopted by the shareholders of National Bancard Corporation on the 24th day of April, 1996.

SEVENTH: The Articles of Incorporation of National Bancard Corporation shall be amended and restated as set forth in Exhibit I to the Plan of Merger attached as Exhibit A.

IN WITNESS WHEREOF, the undersigned corporations have caused these Articles of Merger to be signed by their respective officers as of the 25th day of April, 1996.

NATIONAL BANCARD CORPORATION

By:	/s/ David P. Bailis
David P. Bailis
Secretary

ATTEST:

/s/ Thomas A. Rossi
Thomas A. Rossi
Assistant Secretary

CARD ESTABLISHMENT SERVICES, INC.

By:	/s/ David P. Bailis
David P. Bailis
Secretary

ATTEST:

/s/ Thomas A. Rossi
Thomas A. Rossi
Assistant Secretary

NABANCO MERCHANT SERVICES CORPORATION

By:	/s/ David P. Bailis
David P. Bailis
Secretary

ATTEST:

/s/ Thomas A. Rossi
Thomas A. Rossi
Assistant Secretary

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Exhibit A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of April 25, 1996 (this “Agreement”), among CESI Holdings Inc., a Delaware corporation (“Holdings”), Card Establishment Services, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings (“CES”), National Bancard Corporation, a Florida corporation and a wholly-owned subsidiary of Holdings (“NBC”), and NaBANCO Merchant Services Corporation, a Delaware corporation and a wholly-owned subsidiary of NBC (“Merchant Services”).

W I T N E S S E T H:

WHEREAS, CES has 100 shares of common stock, par value $.01 per share (the “CES Common Stock”), issued and outstanding;

WHEREAS, NBC has 1,000 shares of common stock, par value $1.00 per share (the “NBC Common Stock”), issued and outstanding;

WHEREAS, Merchant Services has 1,500 shares of common stock, par value $10.00 per share (the “Merchant Services Common Stock”), issued and outstanding;

WHEREAS, Holdings owns all of the outstanding stock of CES and NBC, and NBC owns all of the outstanding stock of Merchant Services;

WHEREAS, the respective Boards of Directors of each of CES, NBC, Holdings and Merchant Services deem it advisable that CES and Merchant Services merge with and into NBC as hereinafter specified;

WHEREAS, for federal income tax purposes, it is intended that the merger of CES, NBC and Merchant Services shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, CES, NBC and Holdings agree as follows:

FIRST: On the Effective Date (as defined below), CES and Merchant Services shall be merged with and into NBC (the “Merger”), and NBC shall be the surviving corporation of the Merger (the “Surviving Corporation”).

SECOND: As of the Effective Date and without any action on the part of any shareholder of any of CES, Merchant Services or NBC, all outstanding shares of CES Common Stock and all outstanding shares of Merchant Services Common Stock shall be canceled, and all outstanding shares of NBC Common Stock shall be unaffected by the Merger.

THIRD: The Articles of Incorporation of NBC shall be amended and restated as set forth in Exhibit I attached hereto.

FOURTH: The by-laws of NBC as in effect on the Effective Date shall be and shall remain the by-laws of the Surviving Corporation until the same shall he altered, amended or repealed as therein provided.

FIFTH: The directors of the Surviving Corporation shall be David P. Bailis and Walter M. Hoff. The officers of the Surviving Corporation shall be:

President	Roger Peirce
Executive Vice Presidents	Michael Beltz, Bob Buoniconti, Pat Hughes, Scott Loftesness, Bob McNamara, Linda Mock, Steve Shaper, Ken Vecchione, Diane Vogt, Dennis Wildsmith
Senior Vice Presidents	Mary Dobbs, Tom Recktenwald, Paulette Sasso, Bob Schimenz, Dick Siegert, Margaret Tully
Vice Presidents Secretary	Harold Cohen, Bill Miller David P. Bailis
Assistant Secretaries	Todd Morrison, Thomas A. Rossi, David Schlapbach, Karen Sitzman, Cynthia Somervill, Michael T. Whealy, Patricia A. Winchell
Treasurer	Steven C. Preston
Assistant Treasurers	Jerry P. Dembowski, Marvin Karp, Bernard Rothman, Gary L. Schmidt

SIXTH: Upon the Merger becoming effective, all the property, rights, privileges, franchises, patents, trademarks, licenses, registrations and other assets of every kind and description of CES and Merchant Services shall be transferred to, vested in and devolve upon NBC without further act or deed, and all property, rights and every other interest of CES, Merchant Services and NBC shall be effectively the property of NBC as they were of CES, Merchant Services and NBC respectively. CES and Merchant Services each hereby agrees from time to time, as and when requested by NBC or assigns, to execute and deliver or cause to be executed and delivered all such deeds and instruments and to take or cause to be taken such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation title to and possession of any property of CES or Merchant Services acquired or to be acquired by reason or as a result of the Merger herein provided for and otherwise to carry out the intent and purposes hereof and the proper officers and directors of CES, Merchant Services and NBC are fully authorized in the name of CES, Merchant Services or otherwise to take any and all such action.

SEVENTH: This Agreement shall be submitted to the sole shareholder of each of CES, Merchant Services and NBC and the consummation of the Merger shall be conditioned upon the approval of the Merger by the sole shareholder of each of CES, Merchant Services and NBC in accordance with applicable law.

EIGHTH: Articles of Merger shall be duly filed with the Secretary of State of the State of Florida and with the Secretary of State of the State of Delaware.

NINTH: The Merger shall become effective on May 1, 1996. Such date shall be the “Effective Date” for the Merger.

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IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be signed and attested to by their respective officers thereunto duly authorized as of the date first written above.

ATTEST:	CESI HOLDINGS INC.

/s/ Thomas A. Rossi	/s/David P. Bailis
Thomas A. Rossi	David P. Bailis
Assistant Secretary	Secretary

ATTEST:	CARD ESTABLISHMENT SERVICES,
INC.

/s/ Thomas A. Rossi	/s/David P. Bailis
Thomas A. Rossi	David P. Bailis
Assistant Secretary	Secretary

ATTEST:	NATIONAL BANCARD CORPORATION

/s/ Thomas A. Rossi	/s/David P. Bailis
Thomas A. Rossi	David P. Bailis
Assistant Secretary	Secretary

ATTEST:	NABANCO MERCHANT SERIVCES CORPORATION

/s/ Thomas A. Rossi	/s/David P. Bailis
Thomas A. Rossi	David P. Bailis
Assistant Secretary	Secretary

Exhibit I

to Agreement and Plan of Merger

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
FIRST DATA MERCHANT SERVICES CORPORATION
(FORMERLY NATIONAL BANCARD CORPORATION)

ONE.	The name of this corporation is First Data Merchant Services Corporation.

TWO.	The street and mailing address for the corporation is as follows:

First Data Merchant Services Corporation
1401 Northwest 136th Avenue
Sunrise, Florida 33323

THREE.

This corporation is authorized to issue one class of shares to be designated Common Stock. The total number of shares of Common Stock this corporation shall have authority to issue is One Thousand (1,000) with par value of $1.00 per share.

FOUR.

The address of the corporation’s registered office in the State of Florida is located at 1200 South Pine Island Road, Plantation, Florida 33324. The name of its registered agent at such office is The Corporation Trust Company.

FIVE.	The name and mailing address of the incorporator are as follows:

Thomas A. Rossi
First Data Corporation
2121 North 117th Avenue NP30
Omaha, Nebraska 68164

SIX.	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act.

SEVEN.	The corporation is to have perpetual existence.

EIGHT.	In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

NINE.	The number of directors which constitute the whole Board of Directors of the corporation shall be as specified in the Bylaws of the corporation.

TEN.

Meetings of stockholders may be held within or without the State of Florida, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Florida at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

ELEVEN.

To the fullest extent permitted by the Florida Business Corporation Act, as the same exists or may hereafter be amended (provided that the effect of any such amendment shall be prospective only) (the “Florida Law”), a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as director. The corporation shall indemnify, in the manner and to the fullest extent permitted by the Florida Law (but in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than permitted prior thereto), any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The corporation may, to the fullest extent permitted by the Florida Law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. The corporation may create a trust fund, grant a security interest or use other means (including without limitation a letter of credit) to ensure the payment of such sums as may become necessary to effect the indemnification as provided herein. To the fullest extent permitted by the Florida Law, the indemnification provided herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and any such expenses shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. The indemnification provided herein shall not be deemed to limit the right of the corporation to indemnify any other person for any such expenses to the fullest extent permitted by the Florida Law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the corporation may be entitled under any agreement, the corporation’s Bylaws, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Neither any amendment, repeal or adoption under Florida Law nor under this Certificate of Incorporation inconsistent with this Section ELEVEN, shall eliminate or reduce the effect of this Section ELEVEN in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section ELEVEN, would accrue or arise, prior to such amendment, repeal or adoption of any inconsistent provision.

TWELVE.

The corporation shall indemnify and shall advance expenses (including attorneys’ fees) to, in each case to the fullest extent permitted by the Florida Law as the same exists or may hereinafter be amended, any person (or the estate of any person) who is or was a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification and right to advancement of expenses provided herein shall not be deemed to limit the right of the corporation to indemnify any other person to the fullest extent permitted by the Florida Law, nor shall they be deemed exclusive of any other rights to which any person seeking indemnification from the corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Notwithstanding the above, the corporation will not advance costs and expenses to any person entitled to indemnification hereunder unless and until such person undertakes to and agrees that he will repay the corporation for any costs or expenses advanced by or on behalf of the corporation hereunder if it shall ultimately be determined that he is not entitled to be so indemnified.

THIRTEEN.

Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the corporation. Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

FOURTEEN.

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.